FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-07

 ----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 08/02/16 10:50:33

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-BNK1 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $729.853 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND MORGAN STANLEY & CO. LLC

CO-MANAGERS: ACADEMY SECURITIES INC. AND DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS/S&P	SIZE($MM)	C/E	WAL	Price Guidance
A-1	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	36.136	30.000%	2.87	+38A
A-2	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	230.000	30.000%	9.73	A3 - 2bps
A-3	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	267.018	30.000%	9.89	+97A
A-SB	AAAsf/AAA(sf)/Aaa(sf)/AAA(sf)	45.766	30.000%	7.09	+87A
A-S	AAAsf/AAA(sf)/Aa2(sf)/AAA(sf)	67.197	21.875%	9.92	+115A
B	AA-sf/AA-(sf)/NR/AA-(sf)	44.452	16.500%	9.99	+130A
C	A-sf/A-(sf)/NR/A-(sf)	39.284	11.750%	9.99	+190A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR/NR	39.284	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR/NR	39.284	7.000%	9.99	51.7%	13.2%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	FITCH/KBRA/MDYS/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR/NR	43.528	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$870,557,680
NUMBER OF LOANS:	40
NUMBER OF PROPERTIES:	46
WA CUT-OFF LTV:	55.6%
WA BALLOON LTV:	48.9%
WA U/W NCF DSCR:	2.35x
WA U/W NOI DEBT YIELD:	12.2%
WA MORTGAGE RATE:	4.289%
TOP TEN LOANS %:	58.7%
WA REM TERM TO MATURITY (MOS):	119
WA REM AMORTIZATION TERM (MOS):	344
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (34.8%); BANA (30.9%); MSMCH (25.2%); WFB/BANA (9.2%)

TOP 3 PROPERTY TYPES:	OFFICE (31.6%), RETAIL (26.2%), HOSPITALITY (15.2%)

TOP 5 STATES:	CA(18.2%), MA(11.4%), TX(10.7%), NV(9.9%), NY(8.7%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

DIRECTING CERTIFICATEHOLDER:	RREF III DEBT AIV, LP OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

RISK RETENTION CONSULTATION PARTY:	WELLS FARGO BANK, NATIONAL ASSOCIATION

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	8/1 & 8/2
ANTICIPATED PRICING:	WEEK OF 8/1
ANTICIPATED SETTLEMENT:	AUGUST 18, 2016

ROADSHOW
HARTFORD, BREAKFAST:	MON, 8/1 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	MON, 8/1 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	TUES, 8/2
MINNEAPOLIS, BREAKFAST:	TUES, 8/2 @ 7:30AM CT, THE GRAND HOTEL
DES MOINES:	TUES, 8/2 @ 1:30PM CT, MARRIOTT DOWNTOWN
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: BNK1 FINAL LINK: http://www.netroadshow.com/nrs/wp/default.html?show=1fBfaa

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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